Contact:    David M. Pasternak
724-873-6788
Vice President of Human Resources
pr@blackbox.com

FOR IMMEDIATE RELEASE

Black Box Appoints Anthony J. Massetti as Senior Vice President, Chief Financial Officer and Treasurer

PITTSBURGH, PENNSYLVANIA, November 17, 2016 -- Black Box Corporation (NASDAQ:BBOX), a leading digital solutions provider, announced today that Anthony J. Massetti has joined the Company as its Senior Vice President, Chief Financial Officer and Treasurer.

Mr. Massetti brings a wealth of financial acumen and experience building world class finance organizations that will assist Black Box in positioning itself as the leading Trusted Digital Partner. He was previously the Senior Vice President and Chief Financial Officer for Avaya. At Avaya, he was an integral part of the leadership team that transformed the company and improved its business model through expanding margins, driving working capital efficiency and effecting strategic investments. He also integrated multiple acquisitions and brings strong capital markets experience. Prior to joining Avaya, he was the SVP and Chief Financial Officer of NCR Corporation. At NCR, he had operational as well as financial responsibilities. Prior to joining NCR, Mr. Massetti was CFO for QLogic Corporation and served as Vice President, Finance for SanDisk Corporation. He started his career with IBM Corporation and steadily progressed through numerous finance leadership roles of increasing responsibility. Mr. Massetti holds a B.B.A. in business administration from Pace University.

E.C. Sykes, President and CEO, stated, “We are looking forward to benefiting from Anthony’s deep financial, transactional and operational experience as a seasoned public company CFO as we look to execute our Transformation Roadmap to Stabilize, Optimize, Expand and Transform our business. Anthony’s depth and breadth will accelerate our path to improving our financial performance.”

Timothy C. Huffmyer will remain with the Company as Vice President, Finance, and will assist with the transition.

“Tim Huffmyer has been a great asset to our company, providing solid management of our Finance teams around the world and leadership on our transformational initiatives. He recently led the team that delivered our new senior credit facility that is enabling us to reset our business model and positions us for future growth. He brings a positive, hard-working attitude every day, and we acknowledge all that he has done for Black Box over the past 13 years,” continued Mr. Sykes. “I am pleased that he will remain with us.”

About Black Box
Black Box is a leading technology solutions provider dedicated to helping customers build, manage, optimize, and secure their IT infrastructure. Black Box delivers high-value products and services through its global presence and more than 3,500 team members. To learn more, visit the Black Box website at http://www.blackbox.com.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

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